Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – October 22, 2024

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2024 Highlights:

•	Return on Assets (annualized) improved to 0.71%, compared to 0.58% in 3Q 2023

•	Net interest margin (tax-equivalent) of 3.05%, compared to 2.73% in 3Q 2023

•	Net interest income (tax-equivalent) was $6.8 million, an increase of 7% compared to 3Q 2023

•	Average loans were $571.7 million, an increase of 8% compared to 3Q 2023

•	Loan to deposit ratio increased to 62.7% at period end from 56.6% at September 30, 2023

•	Tangible common equity (“TCE”) to total assets improved to 8.52%, compared to 5.96% at September 30, 2023

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $1.7 million, or $0.50 per share, for the third quarter of 2024, compared to $1.7 million, or $0.50 per share, for the second quarter of 2024, and $1.5 million, or $0.43 per share, for the third quarter of 2023. Net earnings were $4.8 million, or $1.38 per share, for the first nine months of 2024, compared to $5.4 million, or $1.54 per share, for the first nine months of 2023.

“Our third quarter and year to date results benefited from the balance sheet repositioning we completed in the fourth quarter of 2023. This, combined with loan growth during 2024, have improved the Company’s net interest income and margin in the third quarter when compared to the same quarter last year,” said David A. Hedges, President and CEO. “Along with improvements in our balance sheet, we continue to look for opportunities to grow and increase our efficiency. After careful consideration of our customers and the close proximity to our other locations in Auburn, we are closing our Corner Village branch by year end, which should provide additional cost savings beginning in 2025,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $6.8 million in the third quarter of 2024, compared to $6.7 million in the second quarter of 2024, and $6.4 million in the third quarter of 2023.

Net interest margin (tax-equivalent) was 3.05% in the third quarter of 2024, compared to 3.06% in the second quarter of 2024, and 2.73% in the third quarter of 2023. The increase compared to the third quarter of 2023 was primarily due to loan growth, a more favorable asset mix, and improvements in our yield on interest-earning assets, which outpaced increases in the cost of our interest-bearing deposits. Average loans for the third quarter of 2024 were $571.7 million, an increase of 8% from the third quarter of 2023.

Mr. Hedges continued, “Although we experienced solid loan growth compared to the same time last year, we had approximately $14.9 million in loan payoffs during the latest quarter related to one borrowing relationship. The proceeds from the loan payoffs allowed us to repay $15.0 million of high-cost non-core funding.”

Nonperforming assets were $0.8 million, or 0.08% of total assets, at September 30, 2024 and June 30, 2024, respectively, compared to $1.2 million, or 0.12% of total assets, at September 30, 2023.

The Company recorded a negative provision for credit losses of $0.1 million in both the third and second quarters of 2024, compared to a provision for credit losses of $0.1 million in the third quarter of 2023. In the most recent quarter, the payoff of one loan relationship contributed to the negative provision.

At September 30, 2024, the Company’s allowance for credit losses was $6.9 million, or 1.22% of total loans, compared to $7.1 million, or 1.24% of total loans, at June 30, 2024, and $6.8 million, or 1.24% of total loans, at September 30, 2023.

Noninterest income was $0.8 million for the third quarter of 2024, compared to $0.9 million for the second quarter of 2024, and $0.9 million in the third quarter of 2023.

Noninterest expense was $5.5 million for each of the third and second quarters of 2024, and $5.4 million the third quarter of 2023. The increase from the third quarter of 2023 was primarily related to an increase in salaries and benefits, partially offset by decreases in net occupancy and equipment expense and other noninterest expense.

Total assets were $990.1 million at September 30, 2024, compared to $1.0 billion at June 30, 2024 and September 30, 2023, respectively. Loans, net of unearned income were $565.7 million at September 30, 2024, compared to $578.1 million at June 30, 2024 and $545.6 million at September 30, 2023. The decrease in loans, compared to June 30, 2024, was primarily related to the payoff of the $14.9 million relationship in the latest quarter. The increase in loans since September 30, 2023 primarily reflects growth in the commercial real estate and construction and land development loan categories. Total deposits were $901.7 million at September 30, 2024, compared to $946.4 million at June 30, 2024, and $964.6 million at September 30, 2023. The decrease in deposits compared to June 30, 2024 was primarily related to an increase in reciprocal customer deposits sold through Intrafi’s one-way sell program and the repayment of $15.0 million in time deposits held by the State of Alabama. At September 30, 2024 the Company sold $37.8 million of reciprocal deposits, compared to none at June 30, 2024 and September 30, 2023.

At September 30, 2024, the Company’s consolidated stockholders’ equity (book value) was $84.3 million or $24.14 per share, compared to $75.2 million, or $21.53 per share, at June 30, 2024, and $61.5 million, or $17.59 per share, at September 30, 2023. The increase from June 30, 2024 was primarily driven by other comprehensive income of $8.3 million due to lower market interest rates that led to a decrease in unrealized losses on securities available-for-sale, net of tax, plus net earnings of $1.7 million. These increases in stockholders’ equity were partially offset by cash dividends paid of $0.9 million. Unrealized losses do not affect the Bank’s capital for regulatory capital purposes.

The Company’s tangible common equity (“TCE”) ratio or total equity to total assets ratio was 8.52% at September 30, 2024, compared to 7.34% at June 30, 2024, and 5.96% at September 30, 2023. The TCE ratio increased compared to June 30, 2024 primarily due to increases in the fair value of the Company’s available-for-sale securities and a smaller balance sheet. All of the Company’s marketable securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are reflected in total equity, net of tax, under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the third quarter of 2024. At September 30, 2024, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $990.1 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank currently operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the remaining effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest income and margin, yields on earning assets, the market values and performance of securities held, effects of inflation, including Federal Reserve monetary policies which were tightened in response to inflation beginning in 2022 through increases in the target federal funds rate and reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings, and more recent changes to increase reinvestment of maturing Treasury securities beginning in June 2024 and a mid-September 2024 reduction in the target federal funds rate by 50 basis points to 4.75-5.00%, interest rates (generally and those applicable to our assets and liabilities) and changes in our asset values, especially investment securities, as a result of monetary policies and interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2023 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarters Ended	Nine months ended

(Dollars in thousands, except per share amounts)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Results of Operations
Net interest income (a)	$6,811	$6,728	$6,380	$20,216	$20,591
Less: tax-equivalent adjustment	21	19	108	60	322

Net interest income (GAAP)	6,790	6,709	6,272	20,156	20,269
Noninterest income	846	896	865	2,629	2,448

Total revenue	7,636	7,605	7,137	22,785	22,717
Provision for credit losses	(127)	(123)	105	84	(191)
Noninterest expense	5,500	5,519	5,362	16,694	16,791
Income tax expense	531	475	182	1,170	737

Net earnings	$1,732	$1,734	$1,488	$4,837	$5,380

Per share data:
Basic and diluted net earnings:	$0.50	$0.50	$0.43	$1.38	$1.54
Cash dividends declared	$0.27	$0.27	$0.27	$0.81	$0.81
Weighted average shares outstanding:
Basic and diluted	3,493,699	3,493,699	3,496,411	3,493,687	3,499,518
Shares outstanding, at period end	3,493,699	3,493,699	3,493,614	3,493,699	3,493,614
Book value	$24.14	$21.53	$17.59	$24.14	$17.59
Common stock price:
High	$24.35	$19.25	$22.80	$24.35	$24.50
Low	17.50	16.63	20.85	16.63	18.80
Period-end:	22.90	18.29	21.50	22.90	21.50
To earnings ratio (c)	91.60	x	101.61	x	7.65	x	91.60	x	7.65	x
To book value	95%	85%	122%	95%	122%
Performance ratios:
Return on average equity (annualized)	9.10%	9.63%	8.59%	8.59%	10.15%
Return on average assets (annualized)	0.71%	0.71%	0.58%	0.66%	0.70%
Dividend payout ratio	54.00%	54.00%	62.79%	58.70%	52.60%
Other financial data:
Net interest margin (a)	3.05%	3.06%	2.73%	3.05%	2.97%
Effective income tax rate	23.46%	21.50%	10.90%	19.48%	12.05%
Efficiency ratio (b)	71.83%	72.39%	74.01%	73.08%	72.88%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$775	$794	$1,213	$775	$1,213

Total nonperforming assets	$775	$794	$1,213	$775	$1,213

Net charge-offs (recoveries)	$60	$9	$14	$2	$(127)
Allowance for credit losses as a % of:
Loans	1.22%	1.24%	1.24%	1.22%	1.24%
Nonperforming loans	887%	900%	559%	887%	559%
Nonperforming assets as a % of:
Loans and other real estate owned	0.14%	0.14%	0.22%	0.14%	0.22%
Total assets	0.08%	0.08%	0.12%	0.08%	0.12%
Nonperforming loans
as a % of total loans	0.14%	0.14%	0.22%	0.14%	0.22%
Annualized net charge-offs (recoveries)
as a % of average loans	0.04%	0.01%	0.01%	—%	(0.03	) %

Selected average balances:
Securities	$251,723	$258,228	$390,772	$259,158	$398,751
Loans, net of unearned income	571,651	573,443	529,382	568,628	514,635
Total assets	982,656	978,107	1,020,980	979,243	1,022,257
Total deposits	904,860	900,673	942,533	900,876	944,471
Total stockholders’ equity	$76,113	$72,059	$69,269	$75,044	$70,659
Selected period end balances:
Securities	$258,285	$254,359	$373,286	$258,285	$373,286
Loans, net of unearned income	565,699	578,068	545,610	565,699	545,610
Allowance for credit losses	6,876	7,142	6,778	6,876	6,778
Total assets	990,143	1,025,054	1,030,724	990,143	1,030,724
Total deposits	901,724	946,405	964,602	901,724	964,602
Total stockholders’ equity	$84,336	$75,209	$61,451	$84,336	$61,451

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

(c) Calculated by dividing period end share price by earnings per share for the previous four quarters.

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarters Ended			Nine months ended

(Dollars in thousands, except per share amounts)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net interest income, as reported (GAAP)	$6,790	$6,709	$6,272	$20,156	$20,269
Tax-equivalent adjustment	21	19	108	60	322

Net interest income (tax-equivalent)	$6,811	$6,728	$6,380	$20,216	$20,591